Exhibit 4.27

Date: December 12th 2011

Att:

Bank Leumi Le’Israel Ltd

Dear Sir or Madam,

Whereas	Mr Shabtai Adlersberg holds shares of the undersigned, Audiocodes Ltd (“the company”) and is a stakeholder in the company, as detailed in his report to the Securities Authority in the United States in February 2008, attached as an integral part of this document and as the term “stakeholder” is defined in the Securities Law 5728-1968 (hereinafter: “the stakeholder”);

And whereas	as one of the conditions of provision of credit, banking services and receipt of various undertakings and guarantees from the company, you have requested that the company and the stakeholder shall sign for you on this document and on the undertakings detailed hereinafter, and the company and the stakeholder have agreed to this:

Therefore we hereby declare and undertake as follows:

1.	Financial criteria

We agree that the provision of credit and banking services to our company and/or with our guarantee and their continued administration shall be dependent on our company providing at any time all the following financial criteria:

Financial leverage (the capital structure):

1.1.	The sum of the tangible equity capital of the company shall not be less at any time than a total of 40 million US dollars;

1.2.	The sum of the tangible equity capital of the company shall not be less at any time than 25% of the company’s total balance sheet;

1.3.	The rest of the company’s undertakings (short term and long term) vis-à-vis banks and other financial institutions, as they appear in the financial reports, shall not exceed at any time a total of 33 million US dollars;

Balance sheet structure

1.4.	The balance of cash in the company shall not be less at any time than a total of 20 million US dollars;

1.5.	The balance of cash and investments of the company shall not be less at any time than a total of 30 million US dollars;

1.6.	The balance of cash, investments and customers of the company shall not be less at any time than a total of 50 million US dollars;

Profitability

1.7.	The operating profit of the company accrued for 4 quarters shall not be less at any time than a total equal to 3 million US dollars.

To avoid doubt it is hereby clarified that within the framework of the calculation of the operating profit expenses for deduction of intangible assets and/or expenses up to a total of 3 million US dollars for accounting records of a value of the benefit entailed in awarding options to employees pursuant to FAS123 shall not be taken into account.

In this section the following terms shall have the following meanings:

“Financial reports” means - the company’s consolidated annual and quarterly reports published by it pursuant to the customary rules of accounting (US GAAP), including inter alia balance sheet report, profit and loss report, cash flow report, report on changes to equity capital and every other report or annotation that shall be required pursuant to accounting standards rules and/or by any of the authorized authorities.

“Investments” means - as defined and their value in the financial reports, including long term deposits up to two years, negotiable bonds ranked A and above for a period of up to three years.

“Customers”, “total balance sheet”, “the operating profit” means - as defined and their value in the financial reports.

“Cash” means - as defined and their value in the financial reports, including cash, cash equivalent and short term deposits for a period of up to one year.

“Tangible equity capital” means - equity capital as presented in the financial reports, including redeemed share capital, undivided surplus, funds, plus the balance of the sums of owners loans capital for collection which were signed vis-à-vis the bank by the company and the shareholders, writs of subordination less deferred expenses, intangible assets such as: goodwill, patents, trademarks, trade names, copyrights and so forth less obligants to the company who are stakeholders and/or subsidiaries and/or affiliated companies of the company (as these aforementioned terms are defined in the Securities Law 5728-1968) and less guarantees given by the company to guarantee the debts of the stakeholders and/or subsidiaries and/or affiliated companies of the company.

As regards financial reports prepared pursuant to IFRS the definition of the equity capital shall change according to that detailed hereinafter:

a.	Minority rights appearing within the framework of the equity capital (as regards consolidated reports) shall not be included.

b.	The equity capital shall also include the warrants whereby the supplement for their realizations is linked (shall appear within the framework of the liabilities).

c.	The equity capital will also include the conversion component for bonds to be converted whereby the price of their realization is linked (in the event that they shall appear separately within the framework of the liabilities in the balance sheet).

d.	No re-evaluation fund shall be included for fixed assets which was created following implementation of the re-evaluation model during the period after consolidation of the financial stipulations.

In regards to the financial reports prepared according to US GAAP standards, the definition of the equity capital (for consolidated reports) shall not include the minority rights appearing within the framework of the equity capital.

The financial criteria determined in Sections 1.1-1.7 above (hereinafter: “the financial criteria”) are based on accounting standards, accounting rules, estimates and accounting policies (hereinafter: “accounting administration”) as they shall be implemented in the company’s last financial reports according to the US GAAP standards, as of the date of this document (hereinafter: “the last reports”), and the company declares that as of the date of signature on this document it is complying with the criteria.

An accounting administration different from the one on which the last financial reports are based pursuant to the US GAAP standards including, but not only, due to implementation of International Financial Reporting Standards (“IFRS”), new / other/ any accounting standards whatsoever in Israel or overseas, amendment of estimates and/or changes to accounting policies (all the aforementioned shall be called hereinafter, jointly and severally: “new accounting administration”) could cause changes that shall have ramifications on the criteria.

Therefore the company agrees as follows:

At any time that it shall become clear to the bank, at its absolute discretion, that changes have been caused and/or shall shortly be caused to the company’s financial reports, due to a new accounting administration, it shall be permitted, after consulting with the company however without requiring their consent, to inform the company which changes are required by it to the financial criteria (hereinafter: “the amended criteria”), in order to correlate them with the aforementioned changes, and this with the intent to correlate them to the original economic purpose according to which the criteria were determined.

If the bank has informed the company as to the amended criteria - they shall obligate the company starting from the date of transfer of the bank’s notice and this document shall be considered to include, starting from the date of the bank’s notice, the amended criteria.

2.	Undertaking not to change stakeholder’s holdings

We undertake that there shall be no change to the percentage of the stakeholder’s holding in the capital, shares and voting rights in the company as compared to the status on the date of signature on this document, as such that decreases his holdings to less than the percentage of the holdings required pursuant to the Securities Law 5728-1968, for the purpose of definition of a “stakeholder”, without the consent of the bank in writing and in advance.

3.	Undertaking not to execute a merger

We undertake not to execute, not to undertake to execute and not to take any actions whatsoever for execution of a merger or division with another/other corporation/s, without receiving the consent of the bank in writing and in advance. For this purpose we undertake to transfer to the bank immediately any information and document, required by the bank, at its discretion, for the purpose of determining its position as regards the merger.

The company’s undertakings as aforementioned in this section are imposed as regards a merger pursuant to the eighth part or pursuant to ninth part of the Companies Law, 5759-1999 and as regards any action the result of which shall be acquisition of the majority of the company’s assets by an individual or another corporation or any action that as a result of which company shares are purchased which award the buyer control of the company or any action as the result of which the company acquires, directly or indirectly, the majority of the assets of another corporation or shares of another corporation which award it control of that same corporation.

4.	Undertakings for non-execution of purchases and/or investments

We undertake not to execute, not to undertake to execute and not to take any actions whatsoever to execute purchases and/or investments in any shape or form whatsoever of and/or corporations and/or assets and/or by any other method, whether directly or indirectly, for as long as the accumulated sum of the purchases and/or the investments as aforementioned during a period of 12 consecutive months exceeds a total of 10 million US dollars, without receiving the consent of the bank in writing and in advance.

5.	Undertaking for non-execution of dispositions for the company assets

We hereby undertake that we shall not sell and/or transfer and/or deliver and/or lease and/or rent (hereinafter jointly: “the transfer”) any assets whatsoever (including monies), in any shape or form, as they are at present and as they shall be in the future, in entirety or in part, from our ownership and/or our possession during an entire consecutive period of 12 months, inasmuch as the value of the assets as aforementioned shall exceed 1 million US dollars, other than during the normal course of business and for full consideration to third parties (including if any of them are our shareholders directly or indirectly) without the consent of the bank in writing and in advance.

6.	Undertaking for liens at an equivalent degree and for non-provision of guarantees

We hereby declare and undertake as follows:

6.1.	Apart from that detailed in the Registrar of Companies as of the date of signature on this document, we have not created and have not undertaken to create any pledge and/or lien of any type whatsoever on any asset whatsoever of our assets and/or part of them, as they are at present and as they shall be in the future, in favour of any third party whatsoever.

6.2.	Without derogating from the aforementioned in Section 6.1 above, we shall be permitted to create a current lien in favour of other banks as well as a first degree fixed lien on deposits of monies that shall be deposited from time to time in those same banks on condition of compliance with all the following terms:

6.2.1.	Prior to creation of the abovementioned liens an interbank agreement shall be signed in wording to your satisfaction in regard to division of the remuneration from realizations of the liens;

6.2.2.	In the event that to guarantee our debts vis-à-vis any other bank whereby between it and yourselves an interbank agreement shall be signed as abovementioned in Section 6.2.1, we shall provide any security, create and register the security as abovementioned also in your favour.

6.3.	If no guarantee and/or undertaking to provide a guarantee whatsoever shall be provided by us as aforementioned in favour of any third party whatsoever, apart from guarantees during the normal course of business and/or bank guarantees (against which we did not provide guarantees other than during the normal course of business and/or any other securities whatsoever).

7.	Undertaking to present financial reports

We undertake to present to you the following reports:

7.1.	The company’s and the company’s consolidated financial reports no later than June 30th of each year, including inter alia, balance sheet, profit and loss report, cash flow and any other report that shall be required by the authorized authorities (hereinafter: “the financial reports”) annually, audited by an external CPA and relating to December 31st of the previous year.

7.2.	The company’s consolidated quarterly financial reports up to no later than 75 days from the end of each quarter as they shall be reported to the Stock Exchange and relating to the end of the proximate quarter.

7.3.	Reports signed and approved by the company’s VP Finance up to no later than 30 days from the end of each quarter, as regards inventory, receivables, company liabilities to the banking system, and the company creditors. The abovementioned reports shall also include inter alia the following particulars:

7.3.1.	Inventory report - a report on the inventory balances pursuant to the company’s financial reports.

7.3.2.	Receivables report - including details of the receivables in Israel, receivables from overseas, cheques and notes for collection, down payments from customers (which are not against a bank guarantee) and details about aging of receivables and details of the names of the major customers.

7.3.3.	A report in regard to liabilities to the banking system and other secured creditors (detailed pursuant to each of the banks and other creditors individually and separately) - including details in regards to short term credit (including Israel Land Administration), long term loans, documentary credit, company import, guarantees and total obligo.

7.3.4.	Balances and other debts report - including details about debts to employees (for salaries, vacation, severance compensation and pensions), provisions for income tax at source for employees, debts to local authorities and debts to government institutions (such as: income tax, purchase tax, national insurance, property tax and so forth).

7.4.	At the bank’s request any report, document or additional information plus other clarifications inasmuch as they shall be required, including and without derogating from the generality of the aforementioned, a detailed business plan and the reports that the company shall transfer to its shareholders, and all in the manner and format that shall be required by the bank.

8.	Undertaking to present additional reports and reporting

We undertake to present to you a copy of any confirmation, notice, report or any other document that we are required to transfer to the Registrar of Companies and/or the Securities Authority pursuant to any law, and this simultaneous to presenting them to the Registrar of Companies and/or the Securities Authority.

Without derogating from the generality of the aforementioned, we further undertake to inform you immediately of any prosecution or legal proceeding of any kind whatsoever which has been filed or which has been opened in the court, tribunal of any other judicial institution, including arbitration or quasi arbitration, in Israel or overseas, for a total of no less than one million US dollars.

9.	Undertaking not to issue securities to the bearer of this document

We undertake not to issue securities to the bearer of this document, without the consent of the bank in writing and in advance.

We declare that as of the date of signature on this document no securities have been issued by the company to the bearer of this document.

10.	Undertakings vis-à-vis third parties

a.	We undertake to inform the bank, at a reasonable time in advance and in writing, of our intention to make an undertaking vis-à-vis any third party whatsoever, including but not only, within the framework of issuance of shares, for undertakings that are or could restrict, in any way whatsoever, our right to create securities in favour of the bank which are required and/or could be required to guarantee credit and/or existing and/or anticipated banking services and to present to the bank in the wording of the undertaking as aforementioned before its final consolidation. We are aware that the undertaking vis-à-vis a third party as abovementioned could cause the cancellation and/or reduction of the credit lines before the end of their term and/or cancellation of the undertaking to provide credit and/or banking services, inasmuch as such have been provided and/or shall be provided, and we agree to this.

b.	We undertake to inform the bank, at a reasonable time in advance and in writing, of our intention to take upon ourselves, vis-à-vis any third party whatsoever, including but not only, within the framework of an issuance of shares, financial criteria the breach of which shall award or could award, to that same third party, a cause for consignment of our debts for immediate defrayal.

c.	We undertake and declare that in the event that we have obligated vis-à-vis any third party whatsoever with an undertaking which shall have priority and/or harm and/or is contradictory with our undertakings pursuant to this document (hereinafter: “the priority undertakings”), the priority undertaking shall also be imposed in favour of the bank and we shall contact the bank immediately in order to amend our undertakings pursuant to this document thus that they shall not be subordinate as compared to the priority undertaking.

d.	If any event shall occur the result of which could award any entity whatsoever in Israel and/or overseas pursuant to any document whatsoever signed and/or that shall be signed by us in favour of early defrayal of our debts to it and/or consignment of our debts for immediate defrayal, in entirety or in part, then - further to any other relief that you shall be entitled to pursuant to law or pursuant to any other of our undertakings to you incorporated or that shall be incorporated in any document whatsoever - you shall be permitted to consign for immediate defrayal all or some of the debts and undertakings of the company to you, and to collect them from us together with any sum which in the opinion of the bank shall cover the losses and/or expenses that shall be caused to the bank due to the consignment for immediate defrayal as aforementioned.

11.	Additional undertakings in regard to non-defrayal of loans, non-payment of dividends and more

11.1.	We shall not pay in any shape or form whatsoever, whether directly or indirectly, to any of our shareholders or to any of our stakeholders who have signed at the foot of this document, including and without derogating from the generality of the aforementioned, the stakeholders and/or family members of any of them and/or corporations under the control of any of them and/or any other third party who shall come in their stead or on their behalf, any sum whatsoever from or on account of the capital notes which the company has issued and/or shall issue in their favour and/or from or on account of loans that have been provided and/or shall be provided to us by any of the aforementioned, or in relation to them, including, however without derogating from the generality of the aforementioned, payments of capital, interest, commissions and expenses (all the above-mentioned sums shall be called hereinafter: “the loans”), all without receiving your consent in writing and in advance.

11.2.	We shall not pay and shall not undertake to pay in any shape or form whether directly or indirectly, from the company (from its profits or its capital or from any other source) dividends (as defined in the Companies Law 5729-1999 as it shall be amended from time to time) or interest or management fees or compensation fees or indemnification fees or consultancy fees or sums of money or monetary equivalent (these sums shall be called hereinafter: “dividends”) to our shareholders or our stakeholders, whether they have obligated to you at the foot of this document or they have not obligated to you at the foot of this document and/or to a family member or any of them and/or to companies or corporations in which any of our shareholders is a stakeholder and/or to any third party whatsoever who shall come in the place of any of the aforementioned or on behalf of them.

11.3.	If any request shall be made by any of our shareholders and/or by any other entity of the aforementioned, for any payment whatsoever on account of the sums of the loans and/or the dividends or in relation to them other than pursuant to this document, we shall inform you of this immediately and at your request we shall coordinate with you the actions for cancellation of the request for payment.

11.4.	Notwithstanding the aforementioned, and for as long as no event has occurred which awards the bank the right to consign our debts to it for immediate defrayal, we shall be permitted to pay the stakeholder, subject to the provisions of the Companies Law and any law, a salary for that service that the stakeholder provides and/or shall provide to us as a “functionary” in the company, including as chairman of the company’s board of directors, president and/or CEO of the company, without the salary being considered as loans and/or dividends, and we shall be permitted to pay to our shareholders every calendar year sums on account of the loans and/or dividends and/or to purchase, to provide financing for purchase or to undertake to purchase or to provide financing for acquisition of company shares, in any shape or form, including but without derogating from the generality of the aforementioned by providing a guarantee, whether directly or indirectly, by the company or by its subsidiary or by another corporation under its control (hereinafter jointly: “acquisition of company shares”), all subject to the provisions of the Companies Law and the law, on condition of compliance at all times with the following terms:

11.4.1.	The accrued total of sums on account of the loans and/or the dividends that the company shall pay to its shareholders every calendar year shall not exceed a total of 6.5 million US dollars;

11.4.2.	The accrued total of sums on account of the acquisition of company shares every calendar year shall not exceed a total of 20 million US dollars;

11.4.3.	Also after execution of the distribution on account of the loans and/or the dividends and/or the acquisition of the company shares, we shall comply at any time with all the financial criteria to which we have undertaken as aforementioned.

In this section the following terms shall have the following meanings:

“Corporations under the control of the shareholders” - any company and any other corporation at the time of signature on this document or which in the future shall be under the control of any of the shareholders or any of our stakeholders who have obligated to you at the foot of this letter.

“Subsidiary”, “control”, “family member”, “stakeholder” - as defined in the Securities Law 5728-1968 as shall be in force from time to time.

“The company shares” - also including securities that may be converted to company shares and securities that may be realized by company shares.

12.	Validity of the undertakings

Our aforementioned undertakings shall remain valid for as long as any sums whatsoever are due and/or shall be due to you on account of loans, credit and/or other banking services that you have provided to us and/or shall provide to us in the future and/or for as long as the undertakings and guarantees to you or in your favour shall be valid.

In any event that we shall not comply with the financial criteria, in entirety or in part, or if we shall breach any of our other undertakings detailed in this document above, in entirety or in part, then - further to any other relief to which we shall be entitled pursuant to any law or pursuant to any other of our undertakings to you incorporated or that shall be incorporated in any document whatsoever - you shall be permitted to consign for immediate defrayal all or some of our debts and undertakings to you, and to collect from us together with any sum which in the opinion of the bank shall cover the losses and/or expenses that shall be caused to the bank due to the consignment for immediate defrayal as aforementioned.

It is declared that if the bank shall not take action due to a breach of a prior undertaking or due to non-compliance with one or more of our undertakings vis-à-vis the bank, whether that same undertaking is incorporated in this document or whether it is incorporated or shall be incorporated in any other document, this shall not be considered as neglect or a waiver by the bank of its rights and/or as justification or a pretext for continuing with the breach and/or continuing another breach or for not additionally complying with any of our terms or undertakings as aforementioned.

To avoid doubt nothing in the aforementioned shall derogate from our undertakings to you pursuant to any document whatsoever and/or pursuant to law, and nothing in the aforementioned shall derogate from any cause for consignment for immediate defrayal available and/or that shall be available to you pursuant to any document whatsoever and/or pursuant to any law.

Yours sincerely,

Stamp:	AudioCodes Ltd

Public Co. 520044132

(signature)     (signature)

Audiocodes Ltd

Date: December 12th 2011

Att:

Bank Leumi LeIsrael Ltd

1.	I the undersigned, a shareholder, stakeholder and company CEO of Audiocodes Ltd, agree and undertake to comply with all the undertakings aforementioned in this document, inasmuch as they shall relate to me.

Without derogating from the generality of the aforementioned I undertake that no change shall be made to the percentage of my holdings in the share capital and voting rights of the company as compared with the status on the date of signature of this document, as such that it shall reduce my holdings to under the percentage of holdings required pursuant to the Securities Law, 5728-1968, for the purpose of definition a “stakeholder”, unless it is with the consent of the bank in writing and in advance.

2.	Furthermore, and without derogating from that stated in Section 1 above, I, the corporations under my control, and my family members, shall not request, shall not receive, shall not request, shall not expend, directly or indirectly or by any shape or form, any sum whatsoever from or on account of capital notes which the company has issued and/or shall issue in our favour and/or in the favour of any of us and/or from or on account of loans which have been provided and/or shall be provided to the company, including payments of capital, interest, commissions and expenses (all the above-mentioned sums shall be called hereinafter: “the loans”).

3.	Furthermore, I undertake that I, the corporations under my control, and my family members shall not request, shall not receive and shall not request and shall not expend from the company (from its profits or from its capital or from any other source) whether directly or indirectly, in any shape or form whatsoever, dividends (as defined in the Companies Law 5759-1999 as it shall be amended from time to time) or interest or management fees or indemnification fees or compensation fees or consultancy fees or any sums of money or monetary equivalent (this sums shall be called hereinafter: “dividends”) and we shall not demand and shall not request from the company an undertaking to provide dividends as aforementioned.

4.	Notwithstanding the aforementioned, and for as long as no event has occurred which awards the bank the right to consign the company debts for immediate defrayal, I shall be permitted to receive from the company in every calendar year, subject to the provisions of the Companies Law and the law, a salary for the services that I provide and/or shall provide to the company as a “functionary”, including as chairman of the company’s board of directors, president and/or company CEO, without this salary being considered as a loan and/or dividend, and I shall be permitted to receive from the company every calendar year sums for defrayal of loans and/or payment of dividends subject to the provisions of the Companies Law and the law, on condition of compliance at any time with all the following terms:

4.1.	The accrued total of the sums on account of defrayal of the loans and/or payment of the dividends that the company shall pay to me each calendar year shall not exceed a total of 6.5 million US dollars.

4.2.	The accrued total of the sums on account of acquisition of company shares each calendar year shall not exceed a total of 20 million US dollars.

4.3.	Even after execution of the distribution on account of the defrayal of the loans and/or payment of the dividends as aforementioned the company shall comply at all times with the financial criteria which they have undertaken pursuant to this aforementioned letter of undertakings.

5.	Furthermore I shall not transfer to another/others whether directly or indirectly all or part of my rights, that exist and that shall exist in the future, vis-à-vis the company for the dividends and/or the loans, without the consent of the bank in writing and in advance.

6.	Without derogating from the aforementioned, in the event that I and/or the corporations under my control and/or my family members and/or others as aforementioned, shall receive from the company any sum whatsoever on account of or in regard to the loans or the dividends, then we shall transfer to the bank any such sum immediately on its receipt by any of us. The bank shall be permitted to credit as it sees fir any sum that it shall receive from us, for the purpose of defrayal on account of the sums due and/or that shall be due from the company by any means whatsoever.

7.	The bank’s books and its accounts shall serve as proof prima facie of the company’s debts to the bank.

8.	The aforementioned in this document shall obligate the undersigned, even if some of the shareholders in the company shall not sign on this document.

(signature)

Stamp:	Audicodes Ltd
Public Co. 520044132
	(signature)	(signature)